Exhibit 10.1

December 23, 2015

HAND DELIVERY

Dr. William A. Carter, M.D.

HEMISPHERX BIOPHARMA, INC.

One Penn Center

1617 JFK Boulevard

Philadelphia, Pennsylvania 19103

Dear Dr. Carter,

This is to confirm that, concurrently with the Company's giving you notice of non-renewal of the Amended and Restated Engagement Agreement dated June 11, 2010, the Company is agreeing to continue paying you a Base Fee at the rate of $331,750 per year for services that you render as a consultant to the Company. This monthly payment is subject to termination by the Company on 30 days' written notice. Please indicate your acceptance by signing in the space provided below.

Sincerely yours,

HEMISPHERX BIOPHARMA, INC.

By: /s/ Thomas K. Equels

             Thomas K. Equels, President

          Agreed and Accepted:

                       /s/ William A. Carter

            Dr. William A. Carter